Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations:	Media Relations:
Richard Robuck, VP of Corporate Finance	Ryan Orendorf, TateAustin for Grande
(512) 878-4000	(512) 344-2028
richard.robuck@corp.grandecom.com	rorendorf@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2006

SAN MARCOS, Texas – November 9, 2006 – Grande Communications® reported financial results for the quarter ended September 30, 2006, including operating revenues of $47.5 million, net loss of $13.2 million, and Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) of $6.1 million.

Company Highlights:

•	Adjusted EBITDA was $6.1 million

•	Grande ended Q3 2006 with $57.6 million in cash and cash equivalents

•	Grande ended Q3 2006 with 294,009 connections

Revenue and Cost of Service Detail

	Unaudited
	Three Months Ended
($s in thousands)	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006
Bundled Services
Revenue
Video	$12,553	$12,975	$13,820	$14,342	$14,468
Voice	14,690	14,703	14,658	14,598	14,267
Data	6,803	7,117	7,459	7,719	7,878

Total Revenue	$34,046	$34,795	$35,937	$36,659	$36,613
Cost of Service	9,352	9,627	10,145	10,158	10,431
Cost of Service %	27%	28%	28%	28%	28%

Broadband Transport
Revenue	$1,999	$2,329	$2,334	$1,927	$2,139
Cost of Service	236	388	317	236	321
Cost of Service %	12%	17%	14%	12%	15%

Network Services
Revenue	$12,061	$11,267	$9,365	$8,971	$8,731
Cost of Service	8,008	7,379	6,064	6,081	5,953
Cost of Service %	66%	65%	65%	68%	68%

Total Company
Revenue	$48,106	$48,391	$47,636	$47,557	$47,483
Cost of Service	17,596	17,394	16,526	16,475	16,705
Cost of Service %	37%	36%	35%	35%	35%

Q3 2006 Compared to Q3 2005

Grande’s operating revenues for the three months ended September 30, 2005 and 2006, were $48.1 million and $47.5 million, respectively, a decrease of $0.6 million, or 1%, primarily as a result of a decrease in operating revenues from network services. The decrease was primarily driven by three components of network services. First, the company’s decision to de-emphasize the international carrier switched service business, which has historically been marginally profitable, resulted in a decrease of $0.7 million. Second, Grande experienced a decrease in domestic carrier switched services revenue, which fell by $2.4 million, as a result of a decrease in operating revenues from network services. Finally, reciprocal compensation revenue decreased by $0.5 million from the three months ended September 30, 2005, to the three months ended September 30, 2006, due to regulatory changes.

Revenue from bundled services increased by $2.6 million, partially offsetting the decrease in revenue from network service. The overall increased revenues for bundled services from $34.0 million to $36.6 million for the three months ended September 30, 2005 and 2006, respectively, is primarily due to growth in the number of connections, from 269,537 as of September 30, 2005, to 294,009 as of September 30, 2006, and to a lesser extent from the cable rate increase described below. The additional connections and revenues resulted primarily from continued penetration growth of marketable homes in Grande’s markets. Operating revenues for cable television services for the three months ended September 30, 2005 and 2006, were $12.6 million and $14.5 million, respectively, an increase of $1.9 million, or 15%. Approximately 34% of the $1.9 million increase in cable television services was due to an annual rate increase, which occurred in January 2006, with the remainder due to increased connections and an increased take rate on premium services. Operating revenues for telephone services remained relatively constant for the three months ended September 30, 2005 and 2006, at $14.7 million and $14.3 million, respectively, a decrease of $0.4 million. Operating revenues for broadband Internet and other services for the three months ended September 30, 2005 and 2006, were $6.8 million and $7.9 million, respectively, an increase of $1.1 million, or 16%, primarily as a result of the 22% increase in connections. Select operating metrics follow:

Selected Operational Metrics

	Quarter Ended
	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006
Operating Data: (1)
Marketable homes passed	328,041	331,173	336,596	334,528	335,818
Customers	134,919	136,109	138,793	136,920	138,542
Number of connections
Cable television	87,776	89,417	92,174	91,156	93,709
Telephone	113,700	114,621	116,789	116,463	117,071
Broadband Internet and other	68,061	72,104	77,183	79,372	83,229

Total connections	269,537	276,142	286,146	286,991	294,009
Average monthly revenue per:
Customer	$85.18	$85.59	$87.15	$88.64	$88.61
Cable television	48.31	48.82	50.74	52.15	52.18
Telephone	43.09	42.93	42.23	41.72	40.73
Broadband Internet and other	34.54	33.85	33.31	32.87	32.30

(1)	Grande sold certain off-net MDU assets in Dallas for net proceeds of $2.5 million in two closings. The first closing occurred on March 31, 2006, with net proceeds of $1.9 million, and the second closing occurred on June 19, 2006 with net proceeds of $0.6 million. The operating data for the quarter ended June 30, 2006, is adjusted to reflect the impact of the sale. The effect of the asset sale on the operating data for the quarter ended June 30, 2006 is shown in the table below:

Reduction in operating data resulting from asset sale
Marketable homes passed	3,811
Customers	1,623
Number of connections
Cable television	1,623
Telephone	—
Broadband Internet and other	—

Total connections	1,623

Operating revenues for broadband transport services remained relatively constant for the three months ended September 30, 2005 and 2006, at $2.0 million and $2.1 million, respectively, an increase of $0.1 million. Operating revenue for network services for the three months ended September 30, 2005 and 2006, was $12.1 million and $8.7 million, respectively, a decrease of $3.4 million, or 28%, due to the components outlined above.

Cost of revenues for the three months ended September 30, 2005 and 2006, were $17.6 million and $16.7 million, respectively. The decrease in cost of revenues of $0.9 million, or 5%, was primarily due to the decrease in network services revenue, which, in turn, led to a decrease in the variable component of network services costs. Cost of revenues decreased as a percentage of revenues from 37% to 35% for the three months ended September 30, 2005 and 2006, respectively.

Selling, general and administrative expense for the three months ended September 30, 2005 and 2006, was $24.7 million and $24.9 million, respectively. Selling, general and administrative expense increased as a percentage of revenues from 51% to 53%, primarily due to the decrease in network services revenue.

EBITDA/Adjusted EBITDA

Grande measures operating performance on net income (loss) before interest income, interest expense, taxes, depreciation and amortization, referred to as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The company believes EBITDA is often a useful measure of a company’s operating performance, and is a significant basis used by management to measure the operating performance of Grande’s business.

Because Grande has funded the build-out of networks by raising and expending large amounts of capital, Grande’s results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of the company’s business, apart from the expenses associated with the physical plant or capital structure. Grande tries to make each area of business generate positive EBITDA, and when the company has choices about the market or area in which to best deploy resources Grande generally directs resources towards the network construction that is expected to generate the most EBITDA. EBITDA is frequently used as a basis for comparing businesses in this industry, although Grande’s measure of EBITDA may not be comparable to similarly-titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance.

In the first quarter of 2006, Grande began recognizing compensation expense for stock-based compensation in accordance with FASB Statement No. 123R, which is a non-cash item. The company believes debt issuance costs, goodwill impairments and non-cash stock-based compensation to be analogous to amortization or interest expense, and therefore believes it is more useful to report EBITDA net of these amounts because Grande believes it is a better measure of operating performance and is more comparable to prior periods. However, because of the nature of these charges, the company is referring to EBITDA, net of debt issuance costs, goodwill impairments and non-cash stock-based compensation charges, as “Adjusted EBITDA.”

Adjusted EBITDA was $5.8 million and $6.1 million for the quarters ended September 30, 2005 and 2006, respectively, an increase of $0.3 million, or 5%. The increase was primarily due to bundled services growth, partially offset by the 28% decrease in network services revenue.

Since a significant portion of Grande’s cost of revenues and overhead expenses are generally fixed in nature, increasing revenue should result in further increases in EBITDA/Adjusted EBITDA and in EBITDA/Adjusted EBITDA as a percentage of revenues. To the extent the increased revenues are from adding residential and small business customers for bundled services, which have higher gross margins than network services, EBITDA/Adjusted EBITDA should increase more quickly on a percentage basis. The reconciliation of EBITDA/Adjusted EBITDA to net loss over the past five quarters is as follows:

	Unaudited
	Three Months Ended
($s in thousands)	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006
Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(12,488)	$(52,981)	$(9,636)	$(13,192)	$(13,199)

Interest income	(161)	(89)	(141)	(416)	(532)
Interest expense	4,609	4,837	5,106	6,295	6,254
Income taxes	—	—	75	75	75
Depreciation & Amortization	13,864	16,041	13,882	14,192	13,365

EBITDA	$5,824	$(32,192)	$9,286	$6,954	$5,963

Stock-based compensation expense	—	—	33	55	143
Goodwill Impairment	—	39,576	—
Loss on extinguishment of debt	—	—	—	—	—

Adjusted EBITDA (1)	$5,824	$7,384	$9,319	$7,009	$6,106

(1)	Adjusted EBITDA includes gain on sale of assets of $1.9 million in the 1st quarter of 2006 and $0.6 million in the 2nd quarter of 2006

Capital Expenditures and Liquidity

Grande spent approximately $40.9 million and $23.6 million in capital expenditures, including capitalized interest of $2.6 million and $1.6 million, during the nine months ended September 30, 2005 and 2006, respectively. The decrease in capital expenditures of $16.3 million is primarily due to a decrease in constructing new marketable homes beginning in Q3 2005. The capital expenditures amounts described above relate to network construction; initial installation costs; the purchase of customer premise equipment, such as cable set-top boxes and cable modems; and corporate and network equipment, such as switching and transport equipment; and billing and information systems.

Grande has also raised net proceeds of approximately $155.0 million from the sale of senior notes since March 2004. On March 23, 2004, the company issued $136.0 million principal amount at maturity of senior notes and in March 2006, raised net proceeds of approximately $30.5 million in a private placement of an additional $32 million in aggregate principal amount of senior notes. Interest on the senior notes is payable semi-annually each April 1 and October 1. Grande used a portion of the net proceeds from the sale of the senior notes in 2004 to repay all amounts outstanding under the company’s then-existing senior credit facility. The senior credit facility was terminated upon repayment and the company is not able to borrow any further amounts thereunder. Grande is using the net proceeds from the sale of the additional senior notes in March 2006 for capital expenditures and working capital purposes.

At September 30, 2006, Grande had total cash and cash equivalents of $57.6 million and $176.9 million of long-term debt outstanding. Additionally, year to date, Grande has completed and funded capital leases of customer premise and Internet equipment totaling $4.9 million. During Q3, the Company received cash in the amount of $2.0 million resulting from the conclusion of a sales tax audit of subscriber material invoices for the years 2000 through 2003. Sales taxes associated with those invoices were capitalized as property and equipment. After application of professional fees, interest and use tax of $1.1 million, the remainder of the refund was applied towards the cost of fully depreciated assets, which resulted in a decrease in depreciation expense of $0.9 million.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call Thursday, November 9, 2006, at 11 a.m. CST (noon EST) to discuss earnings for Q3 2006. Grande CEO Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 223-9488. The conference ID is: “7Grande.” A recording of the call will be available at (800) 214-9522 until the end of the day Thursday, November 16, 2006.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited Three Months Ended
	September 30, 2005	September 30, 2006
Operating revenues	$48,106	$47,483
Operating expenses:
Cost of revenues	17,596	16,705
Selling, general and administrative	24,689	24,939
Depreciation and amortization	13,864	13,365

Total operating expenses	56,149	55,009

Operating loss	(8,043)	(7,526)

Other income (expense):
Interest income	161	532
Interest expense	(4,609)	(6,254)
Other income	—	—
Gain on disposal of assets	3	49

Total other income (expense)	(4,445)	(5,673)

Net loss	$(12,488)	$(13,199)

Basic and diluted net loss per share	$(1.00)	$(1.05)
Basic and diluted weighted average number of common shares outstanding	12,476	12,534

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	September 30, 2006
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,719	$57,571
Investments (1)	350	—
Accounts receivable, net	18,884	17,836
Prepaid expenses and other current assets	1,973	2,047

Total current assets	$47,926	$77,454

Property, plant and equipment, net	$297,183	$278,468
Goodwill	93,639	93,639
Other intangible assets, net	1,963	1,810
Debt issue costs, net	5,970	5,366
Restricted cash & other assets	3,857	3,323

Total assets	$450,538	$460,060

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,232	$13,973
Accrued liabilities	20,333	29,508
Deferred revenue	6,006	6,175
Current portion of capital lease obligations and note payable	981	3,147

Total current liabilities	$41,552	$52,803
Deferred rent	984	1,264
Deferred revenue	4,374	4,627
Capital lease obligations, net of current portion	14,365	16,455
Long term debt	129,056	160,491
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,346	508,587
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(248,588)	(284,616)

Total stockholders’ equity	260,207	224,420

Total liabilities and stockholders’ equity	$450,538	$460,060

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.